Exhibit 99.1

Contact:	C Street Advisory Group lannett@thecstreet.com

Lannett Company, Inc. Files Prepackaged Chapter 11 Cases to
Significantly Strengthen Financial Position

Restructuring Support Agreement Supported by Holders of More than 80% of the Company’s Senior Secured Notes and 100% of Holders of Second Lien Term Loan

Restructuring Transactions Will Reduce the Company’s Funded Debt by Approximately $597 Million

No Impact on Business Operations as Company Pursues Business Plan

Trevose, PA – May 2, 2023 – Lannett Company, Inc. (OTCMKTS: LCIN) (the “Company” or “Lannett”) today announced that it and certain of its subsidiaries have commenced prepackaged Chapter 11 cases in the United States Bankruptcy Court for the District of Delaware to effectuate the transactions contemplated by the Restructuring Support Agreement (“RSA”) announced on May 1, 2023. The restructuring transactions set forth in the RSA will substantially delever the Company’s balance sheet, positioning Lannett with sufficient liquidity to implement their business plan, including efforts to launch several pipeline products.

The Company entered into the RSA with the significant support of key stakeholders, including holders of more than 80% of its Senior Secured Notes and 100% of its Second Lien Term Loan, seeking to significantly improve its financial position by eliminating approximately $597 million of funded debt, including $511 of secured debt, through conversion of the secured debt into equity in the newly reorganized Company. Subsequent to executing the RSA, Lannett solicited votes of support of its Prepackaged Plan, which is expected to receive the support of the parties to the RSA. The Company expects the Chapter 11 cases to be expeditious, with emergence occurring within 45 days after the filing of the petitions.

“The significant support of our debtholders and other stakeholders demonstrates their confidence in the Company’s business plan and Lannett’s long-term strategy,” said Tim Crew, Chief Executive Officer, Lannett. “Commencing our Chapter 11 cases is an important step toward strengthening our financial position, and we intend to move through this process quickly and without disruption for our customers and partners. We believe that implementing these transactions will enable us to continue manufacturing and producing safe, life-enhancing, and affordable generic pharmaceutical medicines.”

The Prepackaged Plan advances Lannett on its path to sustainable growth, with a focus on developing new, complex products and more competitive, higher-margin cost structures. The Company continues to anticipate near-term product launches and significant progress on more specialized technologies and capabilities supporting new product development. In April, the Company announced that it received positive results from the pivotal clinical trial of biosimilar insulin glargine and is moving forward expeditiously to complete the Biologics License Application (BLA), with the goal of submitting the application to the FDA within the next several months.

Lannett is expected to operate in the ordinary course of business through the Chapter 11 process. The RSA and the Prepackaged Plan provide for vendors, employees, and other partners to be paid in the ordinary course of business for obligations incurred prior to and after the commencement of the Chapter 11 cases. The Company has sufficient liquidity to operate its businesses, including the payment of all such obligations. Lannett expects to move through the process seamlessly, emerging as a stronger Company better able to build for the future.

Additional Information About the Restructuring Process

Lannett Company, Inc. is filing with the Court a series of customary “First Day Motions” to facilitate a smooth transition and to support operations during its case. The Company will continue servicing its existing customers, vendors, partners, and other stakeholders in the ordinary course of business.

Additional information regarding the Company’s process is available at https://omniagentsolutions.com/LCI. Interested parties who may have questions related to the restructuring may call the Company’s Claims Agent Omni at 1-888-481-0009 (U.S. and Canada Toll Free) / (747) 293-0012 (International) or email inquiries to lciinquiries@omniagnt.com.

Advisors

Lannett Company, Inc is being advised by Kirkland & Ellis LLP and Fox Rothschild LLP as legal counsel, Guggenheim Securities LLC as investment banker, FTI Consulting as financial advisor, C Street Advisory Group as communications advisor, and Omni Agent Solutions, Inc as Claims and Noticing Agent. The secured creditors are being advised by Sullivan & Cromwell LLP as legal counsel and Houlihan Lokey Inc. as financial advisor.

About Lannett Company, Inc.:

Lannett Company, Inc., founded in 1942, develops, manufactures, packages, markets, and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the company's website at www.lannett.com.

Forward Looking Statements

This press release contains certain “forward-looking statements.” Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to: the impact of competitive products and pricing; product demand and market acceptance; new product development; acquisition-related challenges; the regulatory environment; interest rate fluctuations; reliance on key strategic alliances; availability of raw materials; fluctuations in operating results; the impact of the delisting from the New York Stock Exchange, including under our debt documents; the impact of failure to pay interest when due on our debt; our ability to successfully consummate a restructuring of our existing debt, existing equity interests and certain other obligations, and emerge from the Chapter 11 cases; our ability to improve long-term capital structure and to address our debt service obligations through the restructuring; the potential adverse effects of the Chapter 11 cases on our liquidity and results of operations; our ability to maintain relationships with suppliers, customers, employees and other third parties as a result of the restructuring and the Chapter 11 cases; the effects of the restructuring and the Chapter 11 cases on Lannett and the interests of various constituents, including holders of our existing equity; our ability to obtain confirmation of the Plan under the Chapter 11 cases and successfully consummate the restructuring; and other risks detailed from time to time in our filings with the U.S. Securities and Exchange Commission. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. Lannett cautions you not to place undue reliance upon any such forward-looking statements which speak only as of the date made. Lannett is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise and other events or factors, many of which are beyond Lannett’s control, including those resulting from such events, or the prospect of such events, such as public health issues including health epidemics or pandemics, such as the outbreak of the novel coronavirus, whether occurring in the United States or elsewhere, which could disrupt Lannett’s operations, disrupt the operations of Lannett’s suppliers and business development and other strategic partners, disrupt the global financial markets or result in political or economic instability. The information in press release should be read in conjunction with information in Lannett’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including the consolidated financial statements and the Management’s Discussion and Analysis of Financial Condition and Results of Operations included therein, and Current Reports on Form 8-K.